SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

__________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report: August 3, 2001

THE KUSHNER-LOCKE COMPANY

(Exact name of registrant as specified in its charter)

California	0-17295	95-4079057
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

11601 Wilshire Boulevard, 21st Floor Los Angeles, California	90025
(Address of Principal Executive Offices)	(Zip Code)

(310) 481-2000

(Registrant’s telephone number, including area code)

Item 5. Other Events.
Item 7. Financial Statements and Exhibits.
SIGNATURE
KUSHNER-LOCKE FORM 8-K

Item 5.   Other Events.

Effective as of August 3, 2001, The Kushner-Locke Company (the “Company”) entered into Amendment No. 7 (“Amendment No. 7”) to its Limited Forbearance Agreement (the “Limited Forbearance Agreement”), dated as of January 11, 2001, as amended by Amendment No. 1 dated as of January 29, 2001, by Amendment No. 2 dated as of February 27, 2001, by Amendment No. 3 dated as of March 30, 2001, by Amendment No. 4 dated as of May 4, 2001, by Amendment No. 5 dated as of June 1, 2001 and by Amendment No. 6 dated as of June 29, 2001, with its lenders and The Chase Manhattan Bank (“Chase”) as Agent and as Fronting Bank for the lenders with respect to its Credit, Security, Guaranty and Pledge Agreement, dated as of June 19, 1996, among the Company, the Guarantors named therein, the lenders named therein (the “Lenders”) and Chase (as such agreement has been amended from time to time, the “Credit Agreement”).

Amendment No. 7 extends the forbearance period under the Limited Forbearance Agreement until 5:00 p.m., Eastern Standard Time, September 19, 2001 or until the earlier occurrence of certain termination events (the “Forbearance Period”), including the commencement of involuntary bankruptcy proceedings against the Company by any other creditor of the Company, the attempt by any other creditor of the Company to execute a judgment against any asset of the Company, the commencement by the Company of voluntary bankruptcy proceedings, the payment by the Company of any interest or principal to any holder of the Company’s subordinated debt, a change in control of the Company, a change in the management of the Company, the Company’s failure to properly fund its employee benefit plans, the Credit Agreement becoming null and void for any reason other than by action of the lenders, or the failure of the company to timely comply with any term or covenant of the Limited Forbearance Agreement.

Amendment No. 7 permits Chase to draw one hundred percent (100%) of any amounts in the Company’s existing accounts with certain Lenders in excess of $1,200,000 at the end of each week during the Forbearance Period and apply such amounts toward payment of the Company’s outstanding obligations under the Credit Agreement.

Item 7.   Financial Statements and Exhibits.

Exhibit 10.76	Amendment No. 7 dated as of August 3, 2001 to Limited Forbearance Agreement dated as of January 11, 2001 among The Kushner-Locke Company, its subsidiaries, the Lenders party to the Credit Agreement and The Chase Manhattan Bank, as Agent and Fronting Bank for the Lenders.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 3, 2001	THE KUSHNER-LOCKE COMPANY

	By:	/s/ DONALD KUSHNER

Donald Kushner Co-Chairman of the Board and Co-Chief Executive Officer